                                                                                        Exhibit 99.1

Contact:
Thomas N. Konatich
SIGA Technologies, Inc.
Chief Financial Officer
& Acting CEO
(212) 672-9100

SIGA RECEIVES $16.5 MILLION FROM THE NIH TO ADVANCE
DEVELOPMENT OF ITS SMALLPOX DRUG CANDIDATE, SIGA-246

Total Funding Awards Received by SIGA Since August 2, 2006 Now Exceeds $27 Million

New York, October 4, 2006-- SIGA Technologies, Inc. (NASDAQ: SIGA) today announced the receipt of a 3 year, $16.5 million contract from the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes for Health (NIH), to advance the development of SIGA-246, the company’s smallpox drug candidate. The award will support the development of SIGA-246 through the preparation and filing of a New Drug Application with the Food and Drug Administration. The receipt of this award brings the total amount of funding commitments the company has received from various sources since August 2nd to over $27 million.

“We are grateful for the continued commitment of the NIH to the development of SIGA-246,” said Dr. Dennis E. Hruby, Chief Scientific Officer of SIGA. “The funding we have received from the NIH, as well as their advice and guidance have been critical to the success of our smallpox drug program to date. We look forward to continue working with the NIH as SIGA-246 advances forward.”

In July 2006, SIGA announced the successful completion of its first human clinical safety trial. The preliminary results indicated that SIGA-246 is safe and well tolerated in human volunteers at all tested orally administered doses.

SIGA believes that SIGA-246 is the most advanced smallpox treatment currently in development.  It represents a new approach to achieve a novel, orally active, antiviral therapeutic to smallpox. The Centers for Disease Control and Prevention classified smallpox as a Category A agent. It is considered one of the most significant threats for use as a bio-warfare agent due the fact that people in the United States have not been vaccinated against it since 1972. Smallpox is very easily transmitted from person to person, and has high mortality rates (30-60%) with 90% morbidity. At present there is no approved treatment for smallpox that can be safely administered to the general population without significant risk of adverse reactions. “We are committed to continue the development of SIGA-246 and hope to provide a solution to this urgent bio-security need,” commented Dr. Hruby.

About SIGA Technologies, Inc.

SIGA Technologies is applying viral and bacterial genomics and sophisticated computational modeling in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. SIGA has the potential to become a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria. In addition to smallpox, SIGA has antiviral programs targeting other Category A viral pathogens, including arenaviruses (Lassa fever, Junin, Machupo, Guanarito, Sabia, and lymphocytic choriomeningitis), dengue virus, and the filoviruses (Ebola and Marburg).

For more information about SIGA, please visit SIGA's Web site at www.siga.com.

Forward-looking statements

This Press Release contains certain "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on management's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that (a) potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (b) SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (c) SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, (d) SIGA may not be able to secure funding from anticipated government contracts and grants, and (e) SIGA may not be able to secure or enforce adequate legal protection, including patent protection for its products. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this Press Release and the above-mentioned presentation, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in other documents that SIGA has filed with the Commission. SIGA urges investors and security holders to read those documents free of charge at the Commission's Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, SIGA undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

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